                                                                         Exhibit


                    TECHFORCE CORPORATION AND SUBSIDIARIES
               COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK
      FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND SEPTEMBER 30, 1995
     AND THE THREE MONTHS ENDED SEPTEMBER 30, 1996 AND SEPTEMBER 30, 1995

                                                                                                  Nine Months      Nine Months
                                                         Quarter Ended      Quarter Ended            Ended            Ended
                                                      September 30, 1996  September 30, 1995  September 30, 1996  September 30, 1995
                                                      ------------------  ------------------  ------------------  ------------------
Weighted average number of common shares outstanding         7,905,500           2,845,934           7,905,500           2,845,934


ADD - Shares of common stock assumed issued upon
exercise of stock options using the "treasury stock"
method as it applies to the computation of primary
earnings per share                                             433,363             504,148             433,363             494,542


ADD - Shares of preferred stock assumed issued upon
the conversion from redeemable convertible preferred
stock upon completion of public offering                             0           2,839,566                   0           2,839,566
                                                      ------------------  ------------------  ------------------  ------------------


Number of common and common equivalent shares
outstanding                                                  8,338,863           6,189,648           8,338,863           6,180,042


ADD - Additional shares of common stock assumed
issued upon exercise of stock options using the
"treasury stock" method as it applies to the
computation of fully diluted earnings per share                409,127                   0             433,363              15,748
                                                      ------------------  ------------------  ------------------  ------------------


Number of common and common equivalent shares
outstanding                                                  8,314,627           5,685,500           8,338,863           5,701,248
                                                      ==================  ==================  ==================  ==================



Net earnings for primary and fully diluted earnings
 per share                                                    $864,180             $81,000          $1,262,984            $504,995


Earnings per share:

  Primary                                                        $0.10               $0.01               $0.15               $0.08

  Fully diluted                                                  $0.10               $0.01               $0.15               $0.08

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